Exhibit 99.1

Oramed Pharmaceuticals Inc.  Issues Letter To Shareholders

Jerusalem, January 28, 2015 – Oramed Pharmaceuticals Inc. (NASDAQCM: ORMP) (http://www.oramed.com),

Dear Friends, Shareholders and Associates,

As we recently entered into the New Year, I thought this would be a good opportunity to reflect on the achievements of this past year while also looking forward to the coming one.  I am very proud to highlight the following milestones which we accomplished:

Positive Data from Phase IIa Studies of ORMD-0801 in Type 1 and Type 2 Diabetes

In early 2014, we reported positive data from our Phase IIa study of ORMD-0801 to treat type 2 diabetes.  The data showed ORMD-0801 to be safe and well-tolerated.  Importantly, the decreases in blood glucose observed were not associated with any hypoglycemic events and no treatment related adverse events were observed.  We are very encouraged by the positive trends showing a pattern of well-defined and short-term increases in plasma insulin and decreases in blood glucose.

In addition, in October 2014, we reported positive top-line data from our Phase IIa clinical study of ORMD-0801 in type 1 diabetes patients.  The data showed that ORMD-0801 appeared to be safe and well-tolerated for the dosing regimen in this study and no treatment related adverse events were observed. There were internally consistent trends observed showing a decrease in rapid acting insulin, a decrease in post-prandial glucose and a decrease in daytime glucose.

The successful conclusion of these two trials allow us to move forward with our planned U.S. Phase IIb trial in individuals with type 2 diabetes, which will investigate ORMD-0801 over a longer treatment period and which will have statistical power to give us greater insight into the drug’s efficacy.  We have received Institutional Review Board (IRB) approval and anticipate initiating this trial within the next 90 days.

Financing

In November 2014, we successfully closed a $5 million investment from Guangxi Wuzhou Pharmaceutical Co., Ltd., a subsidiary of Guangxi Wuzhou Zhongheng Group Company Ltd.  Wuzhou is a publically traded company on the Shanghai Stock Exchange, with a market capitalization of over $3 billion.  Wuzhou’s main businesses consists of the manufacturing of pharmaceuticals, including cardiovascular drugs, medicine for bruises, gynecology medication and other general drugs.  The shares were sold in a private placement at the market price, without discount or warrant coverage, minimizing the dilutive effect to existing shareholders.  This investment enhances Oramed’s cash position, which will allow us to continue to execute on our clinical development activities.

To date, our interactions with Wuzhou as a shareholder have been very fruitful and have opened new avenues for us and provided us with new options to explore possibilities in the Asian market.

Intellectual Property

Throughout the past year we have made inroads in strengthening our intellectual property portfolio. We were granted patents in multiple jurisdictions including the European Union, Russia, Australia and Israel amongst other areas.  We will continue to build our patent portfolio with the intention of fortifying our patent position in oral insulin delivery, while creating additional barriers to entry for any would-be competitors.

Looking ahead to 2015, we have a number of exciting and potentially value-creating developments including:

ORMD-0801 Phase IIb Initiation

We are happy to report that we intend to initiate our U.S. Phase IIb trial for oral insulin in the next 90 days.  The trial’s protocol includes approximately 30 U.S. sites covering approximately 180 patients and has both efficacy and safety as its primary end-points.

The Phase IIb trial initiation has been made possible following the successful conclusion of the two Phase IIa trials mandated by the U.S. Food and Drug Administration (FDA)  in both type 1 and type 2 diabetes patients, which we believe convincingly demonstrated that the oral administered insulin (ORMD-0801) was absorbed and successfully decreased blood glucose levels.

ORMD-0901 Development

Our oral GLP-1 project is also on track, and we anticipate an exciting 2015.  We recently initiated IND-enabling studies, as per the guidance we received from the FDA.  We then intend to file an IND and move immediately and directly into a large Phase II multi-center trial in the U.S.

We completed the revamping of our website and launched it this past week.  Please visit us at www.oramed.com.

We are on the threshold of what we expect to be a very exciting year ahead – and we look forward to sharing news of our progress throughout the coming year.

Sincerely,

Nadav Kidron, CEO

Forward-looking statements:  This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, we are using forward-looking statements when we discuss our clinical trials, including the design and expected timing thereof, including the timing of any data from such clinical trials. These forward-looking statements are based on the current expectations of the management of Oramed only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval or patent protection for our product candidates; competition from other pharmaceutical or biotechnology companies; and our ability to obtain additional funding required to conduct our research, development and commercialization activities. In addition, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; delays or obstacles in launching our clinical trials; changes in legislation; inability to timely develop and introduce new technologies, products and applications; lack of validation of our technology as we progress further and lack of acceptance of our methods by the scientific community; inability to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties that may develop with our process; greater cost of final product than anticipated; loss of market share and pressure on pricing resulting from competition; laboratory results that do not translate to equally good results in real settings; our patents may not be sufficient; and final that products may harm recipients, all of which could cause the actual results or performance of Oramed to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Oramed undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Oramed, reference is made to Oramed's reports filed from time to time with the Securities and Exchange Commission.

Company Contact
Oramed Pharmaceuticals
Ariella Vaystooch
Office: +972-2-566-0001 ext. 2
US: 1-718-831-2512 ext. 2
Email: ariella@oramed.com